Exhihit 99.2

News Release

FOR IMMEDIATE RELEASE

Berry Announces Return of Capital to Shareholders

EVANSVILLE, Ind. – November 15, 2022 – Berry Global Group, Inc. (NYSE: BERY), announced today that its Board of Directors has authorized the initiation of a quarterly cash dividend on the Company’s outstanding common stock at a rate of $0.25 per share.  The first dividend will be paid on December 15, 2022 to shareholders of record as of the close of business on December 1, 2022.

Additionally, the Company’s Board of Directors authorized an increase of the capacity under the Company’s existing stock repurchase program to $1.0 billion, up from the approximately $340 million remaining under the program.

Tom Salmon, Berry’s Chairman and Chief Executive Officer, said, “The Board’s decision to initiate a quarterly dividend represents a significant milestone for the Company and further demonstrates our focus on returning capital to shareholders through our stable and predictable cash flow.  We continue to believe our shares are significantly undervalued.  Our share repurchase program underscores our commitment to enhancing long-term value for our shareholders and reflects our confidence in the outlook for our business, our long-term strategy, and strength of our operating model and cash flows, which we believe, are as strong as ever.”

Berry anticipates that the repurchase of shares under the share repurchase program will be funded with a combination of existing cash, cash flow, and borrowings under existing credit facilities.  Berry may repurchase shares, from time to time, through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, and any other purchase techniques deemed appropriate in accordance with applicable securities laws.  The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.  The timing and amount of any transactions will be subject to the discretion of Berry and may be based upon market conditions, as well as, other opportunities that Berry may have for the use or investment of its capital.

The Company intends to pay cash dividends on a quarterly basis.  All subsequent dividends, if any, are subject to review and approval by Berry’s Board of Directors in its discretion.  The decision whether to pay any future dividends and the amount of any such dividends will be based on, among other things, the Company's financial position, results of operations, cash flows, capital requirements, the requirements of applicable law, and any other factors the Board of Directors may deem relevant.  Berry anticipates that the dividends, if any, will be funded with available cash on hand.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry leading talent of 46,000 global employees across over 265 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY-F)

Investor Contact: Dustin Stilwell 1+812.306.2964 ir@berryglobal.com	Media Contact: Eva Schmitz 1+812.306.2424 evaschmitz@berryglobal.com

###